FOR IMMEDIATE RELEASE: SEPTEMBER 16, 1996







CONTACT:   Financial:                         Media:
           Frank Pekny                        J.A. Dunnigan
           City National Bank                 City National Bank
           (310) 888-6700                     (310) 888-6636

           Richard S. Cupp                    Melissa Robinson
           Ventura County National Bank       Golin/Harris
           (805) 981-2740                     (213) 623-4200


              CITY NATIONAL CORPORATION AND VENTURA COUNTY NATIONAL
                             BANCORP AGREE TO MERGER

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           Move Broadens City National's Reach in Ventura, Los Angeles
                               and Orange Counties

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                  BEVERLY HILLS, CALIFORNIA -- City National Corporation,
parent company of City National Bank, and Ventura County National
Bancorp (VCNB), today announced that they have signed a definitive agreement in which VCNB will be merged into City
National Corporation in a transaction totaling $47 million. VCNB shareholders will receive, at their election, cash, stock or a combination thereof valued at $5.03 per share, with a maximum of 55 percent stock in the aggregate. The purchase price of $5.03 represents a multiple of 1.6 times VCNB's June 30, 1996 book value. The transaction is expected to be immediately accretive to City National's 1997 earnings.

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                  VCNB is the holding company for Ventura County National
Bank, the largest independent bank headquartered in Ventura
County, and Frontier Bank N.A. headquartered in Orange County.
VCNB has six branches with 129 employees and approximately $274 million in assets as of June 30, 1996.
                  This agreement represents a geographic expansion for City National and reinforces its current position as the largest independent bank headquartered in Southern California. City
National will expand into Ventura County for the first time through four Ventura County National Bank locations in Ventura,
Oxnard, Camarillo and Westlake Village, which focus on mid-size businesses and professionals. City National will also increase its presence in Los Angeles and Orange counties via one Frontier
Bank N.A. location in La Palma, which concentrates on Small
Business Administration (SBA) loans, and one in Wilmington.  City
National plans to keep all six VCNB branch locations open following completion of the transaction, which is expected to be during the first quarter of 1997. The merger is subject to approval by regulatory authorities and the shareholders of VCNB.
                  "This merger unites Ventura's leading independent, Ventura County National Bank, and Southern California's leading independent bank -- City National," said Russell Goldsmith, chief executive officer of City National. "Both institutions are relationship driven -- committed to delivering personalized banking to successful businesses and individuals through outstanding financial products and services. With VCNB, we will expand our ability to serve the growing agriculture, technology and small to mid-size business sectors in Southern California."
                  "For City National, this transaction establishes us as the leading independent in Ventura County, enhances our presence in Los Angeles and Orange counties, enlarges our customer base in all three areas and enables us to better serve the expanding corridor of business stretching from the

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CITY NATIONAL
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West San Fernando Valley into Ventura County.  We believe this will be very good for the customers, employees and shareholders of both companies," he added.
                  "We welcome City National and its commitment to relationship banking," said Richard S. Cupp, president and chief executive officer of VCNB. "The board of directors believes this transaction is not only in the best interests of our shareholders, but that our customers will also benefit from greater lending capacity as well as having access to a significantly enhanced branch system, a full range of international services, and trust and investment products."
                  Ventura County National Bancorp is a multi-bank holding company and sole shareholder of two community banks -- Ventura
County National Bank, headquartered in Ventura County, and
Frontier Bank N.A., which is headquartered in La Palma and serves
Orange and Los Angeles Counties. The company's stock is traded on the NASDAQ system under the symbol VCNB.
                  City National Corporation's (NYSE:CYN) principal subsidiary is City National Bank, the largest independent bank headquartered in Southern California. A federally chartered, $3.9 billion commercial bank based in Beverly Hills, City
National currently has 23 offices throughout Los Angeles, Orange and San Diego Counties. For more information about City
National, please call our Fax-On-Demand Information Service.  The
24-hour toll-free number is 1-800-873-5293.
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